Exhibit 5.1

Yatra Online, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

November 21, 2016

Dear Sirs

Yatra Online, Inc.

We have acted as Cayman Islands counsel to Yatra Online, Inc. (the "Company") to provide this legal opinion in connection with the Company's registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (including its exhibits, the "Registration Statement") in connection with listing of the Company's shares (the "Listing") pursuant to the Amended and Restated Business Combination Agreement dated as of 28 September 2016, as may be amended, by and among the Company, Terrapin Parent (as defined therein), Terrapin Merger Sub (as defined therein), Terrapin 3 (as defined therein), the Macquarie Sponsor (as defined therein) (solely for the purposes set forth therein) and the Shareholders’ Representative (as defined therein) (the “BCA”) and the related registration of certain up to 35,040,553 ordinary shares of the Company, par value US$0.0001 per share (together, the "Ordinary Shares") and 33,364,825 warrants to purchase Ordinary Shares (together, the "Warrants"). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation dated 15 December 2005, the Certificate of Incorporation on Change of Name dated 21 December 2005 and the Fifth Amended and Restated Memorandum and Articles of Association of the Company as adopted on 21 April 2015 (the "Current Memorandum and Articles") and the draft Sixth Amended and Restated Memorandum and Articles of Association of the Company to be adopted by special resolution at the December Shareholder Meeting (as defined below) to be effective immediately before the Listing (the "IPO Memorandum and Articles".

1.2	The minutes (the "September Minutes") of the meeting of the board of directors of the Company held on 28 September 2016 (the "September Meeting") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	Draft minutes (the "Draft Board Minutes") of the proposed meeting of the board of directors of the Company to be held in December 2016 (the "December Board Meeting").

1.4	Draft minutes (the "December Shareholder Minutes") of an extraordinary general meeting of the Company to be held on [•] December 2016 (the "December Shareholder Meeting") which includes a resolution to re-designate the authorised (and issued) share capital of the Company in the manner therein described (the "Re-Designation Resolution") effective on the Listing.

1.5	A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	A certificate from a director of the Company a copy of which is attached hereto (the "Director's Certificate").

1.7	The Register of Members of the Company maintained by Cooley LLP and provided to us by email on 22 September 2016.

1.8	The Registration Statement.

1.9	The BCA.

1.10	A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the "Documents").

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the certifications as to matters of fact contained in the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Other than in respect of the Company under the laws of the Cayman Islands, the Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.3	The choice of the laws of the State of New York as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

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2.4	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The December Shareholder Minutes will be a true and correct record of the proceedings of the December Shareholder Meeting, which will be duly convened and held, in the manner prescribed in the Current Memorandum and Articles. The resolutions set out in the December Shareholder Minutes will be passed in the manner prescribed in the Current Memorandum and Articles and will not be amended, varied or revoked in any respect.

2.7	The Draft Board Minutes will be a true and correct record of the proceedings of the December Board Meeting, which will be duly convened and held, in the manner prescribed in the Current Memorandum and Articles. The resolutions set out in the December Board Minutes will be passed in the manner prescribed in the Current Memorandum and Articles and will not be amended, varied or revoked in any respect.

2.8	Other than in respect of the Company under the laws of the Cayman Islands, the power, authority and legal right of all parties under all relevant laws and regulations to enter into, execute, deliver and perform their respective obligations under the Documents.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Warrants or the Ordinary Shares.

2.10	No monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2016 Revision), and the Terrorism Law (2015 Revision), respectively).

2.11	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

2.12	The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	Upon the IPO Memorandum and Articles and the Re-Designation Resolution becoming effective, the authorised share capital of the Company will be US$52,315.94 divided into 500,000,000 Ordinary Shares of a par value of $0.0001 each, 10,000,000 Class A Non-Voting Shares of a par value $0.0001 each, 3,159,375 Class F Shares of a par value of $0.0001 each and 10,000,000 preference shares of a par value of $0.0001 each.

3.3	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

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3.4	The execution, delivery and performance of the Warrant Documents have been duly authorised by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by a Director of the Company, the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if such an application were made in respect of the Company's Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4	In this opinion, the phrase "non-assessable" means, with respect to the Ordinary Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

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Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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